U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     McHenry                        Donald                 F.
--------------------------------------------------------------------------------
     (Last)                         (First)             (Middle)

     1320 19th Street, N.W., Suite 410
--------------------------------------------------------------------------------
                                    (Street)

     Washington,                        DC                 20036
--------------------------------------------------------------------------------
     (City)                           (State)              (Zip)

_______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     AT&T Corp. (T)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     April 10, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                               6.
                                                                 4.                              5.            Owner-
                                                                 Securities Acquired (A) or      Amount of     ship
                                                    3.           Disposed of (D)                 Securities    Form:      7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct     Nature of
                                      2.            Code         ------------------------------- Owned at End  (D) or     Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month      Indirect   Beneficial
Title of Security                     Date          ------------     Amount      or  Price       (Instr. 3     (I)        Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)        (Instr.4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
AT&T Common Stock                     4/25/97       P(1)            60(2)       A    $103.54(2)
------------------------------------------------------------------------------------------------------------------------------------
AT&T Common Stock                     4/25/97       G(1)            60(2)       D
------------------------------------------------------------------------------------------------------------------------------------
AT&T Common Stock                     4/25/97       P(1)            60(2)       A    $103.54(2)
------------------------------------------------------------------------------------------------------------------------------------
AT&T Common Stock                     4/25/97       G(1)            60(2)       D                600           D
------------------------------------------------------------------------------------------------------------------------------------
AT&T Common Stock                                                                                381(3)        I          By Keogh
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                  2.                                                                                      Deriv-    of
                  Conver-                    5.                                7.                         ative     Deriv-   11.
                  sion                       Number of                         Title and Amount           Secur-    ative    Nature
                  or                         Derivative      6.                of Underlying     8.       ities     Secur-   of
                  Exer-             4.       Securities      Date              Securities        Price    Bene-     ity:     In-
                  cise     3.       Trans-   Acquired (A)    Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                  Price    Trans-   action   or Disposed     Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                of       action   Code     of(D)           (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of          Deriv-   Date     (Instr.  (Instr. 3,      ----------------            or      Secur-   of        direct   Owner-
Derivative        ative    (Month/  8)       4 and 5)        Date     Expira-            Number  ity      Month     (I)      ship
Security          Secur-   Day/     ------   ------------    Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)        ity      Year)    Code V    (A)     (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses: 1. Shares were purchased and transferred to custodial accounts for minors in 1997 and were inadvertently not previously reported; reporting person disclaims beneficial ownership of these securities. 2. All 1997 share amounts and prices have been adjusted for the Company's 3 for 2 split in April 1999 and 1 for 5 reverse split in November 2002. 3. This reporting method supersedes previous Forms in which the reporting person's holdings by Keogh account were included with direct holdings.



        /s/  Donald F. McHenry                                  04/17/03
-----------------------------------------------         ------------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2

EDGARLink 7.0 (8/00) Ver. 3.1